UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Boulevard, Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Amendment No. 3 to Supply Agreement No. 1 with Tianwei New Energy (Chengdu) Wafer Co., Ltd.

Effective June 30, 2009, our wholly-owned subsidiary, Hoku Materials, Inc., or Hoku Materials, entered into Amendment No. 3 to Supply Agreement No. 1, or Amendment No. 3, with Tianwei New Energy (Chengdu) Wafer Co., Ltd., or Tianwei.  Pursuant to Amendment No. 3, we (a) reduced the volume of polysilicon that we are required to deliver to Tianwei during calendar year 2009, (b) revised the schedule pursuant to which prepayments will be credited against polysilicon shipments, (c) revised the rates to be charged to Tianwei for certain supplies of polysilicon to be sold over the ten-year term, and (d) modified the volume and pricing of any excess, unallocated polysilicon that Tianwei will hold a right of first refusal to purchase during the first quarter of calendar year 2010.  Under Amendment No. 3, the total revenue for the polysilicon to be sold by us to Tianwei has been modified such that up to approximately $260 million may be payable to us during the ten-year term (exclusive of amounts Tianwei may purchase pursuant to its right of first refusal), subject to product deliveries and other conditions.  Assuming that Tianwei does not purchase additional polysilicon in the first quarter of calendar year 2010, the amount payable to us under Amendment No. 3 represents an 8% reduction in revenue from the approximately $284 million that would have been payable to us before the amendment over the same ten-year period.  The amount payable to us if Tianwei exercises its right will depend on the prices at which we are otherwise able to sell polysilicon on the spot market at that time.

Amendment No. 3 was contingent, and became effective, upon the latest to occur of (i) accelerated payment by Tianwei of two prepayments in the aggregate amount of $4 million, and (ii) the effectiveness of Amendment No. 2 to Tianwei Supply Agreement No. 2, which became effective on June 30, 2009.

On August 4, 2008, we entered into Supply Agreement No. 1 with Tianwei for the purchase and sale of polysilicon, or Supply Agreement No. 1.  Supply Agreement No. 1 was subsequently amended by that Amendment to Supply Agreement No. 1, dated August 14, 2008, and again by that Amendment No. 2 to Supply Agreement No. 1, dated October 24, 2008.  Under Supply Agreement No. 1, as amended, Tianwei has paid us $44 million as prepayment for future product deliveries.

The foregoing descriptions of Supply Agreement No. 1 and Amendment No. 2 Supply Agreement No. 1, are in each case qualified in their entirety by reference to said Supply Agreement No. 1 and Amendment No. 2 to Supply Agreement No. 1, respectively, which were attached as Exhibit 10.82, 10.85, respectively, to the Quarterly Report on Form 10-Q for the quarter ending September 30, 2008, filed by Hoku Scientific, Inc., with the Securities and Exchange Commission on October 31, 2008.  Amendment No. 3 to Supply Agreement No. 1 will be filed as an Exhibit to Hoku Scientific’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Amendment No. 2 to Supply Agreement No. 2 with Tianwei New Energy (Chengdu) Wafer Co., Ltd.

Effective June 30, 2009, Hoku Materials entered into Amendment No. 2 to Supply Agreement No. 2 with Tianwei, or Amendment No. 2.  Pursuant to Amendment No. 2, we (a) eliminated the amount of additional polysilicon that we were required to deliver to Tianwei in calendar years 2009 and 2010, (b) revised the rates to be charged to Tianwei for certain supplies of polysilicon to be sold over the ten-year term of Supply Agreement No. 2, and (c) revised the schedule pursuant to which prepayments will be credited against polysilicon shipments.  Under Amendment No. 2, the total revenue for the polysilicon to be sold by us to Tianwei has been reduced such that up to approximately $208 million may be payable to us during the ten-year term, subject to product deliveries and other conditions.  This represents a 8% reduction in revenue from the approximately $227 million that would have been payable under the Supply Agreement No. 2 over the same ten-year period.

Amendment No. 2 was contingent, and became effective, upon the latest to occur of (i) payment by Tianwei of the third deposit due under Supply Agreement No. 2 in the amount of $12 million, (ii) accelerated payment by Tianwei of two prepayments in the aggregate amount of $1 million, and (iii) the effectiveness of Amendment No. 3 to Tianwei Supply Agreement No. 1, which became effective on June 30, 2009.

On September 14, 2008, we entered into Supply Agreement No. 2 with Tianwei, or Supply Agreement No. 2.  Supply Agreement No. 2 was subsequently amended by that Amendment to Supply Agreement No. 2, dated October 24, 2008.  Under Supply Agreement No. 2, as amended, Tianwei has paid us cash deposits totaling approximately $35 million, as a prepayment for future product deliveries.

The foregoing descriptions of Supply Agreement No. 2 and Amendment to Supply Agreement No. 2 are qualified in each case in their entirety by reference to said Supply Agreement No. 2 and Amendment to Supply Agreement No. 2, respectively, which were attached as Exhibit 10.84 and 10.86, respectively, to the Quarterly Report on Form 10-Q for the quarter ending September 30, 2008, filed by Hoku Scientific, Inc., with the Securities and Exchange Commission on October 31, 2008.  Amendment No. 2 to Supply Agreement No. 2 will be filed as an Exhibit to Hoku Scientific’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 6, 2009

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer